EXECUTION VERSION
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2007, is entered into by and among DelStaff, LLC, a Delaware limited liability company (“Buyer”), W. Robert Stover (“WRS”) and each of the stockholders of Westaff, Inc., a Delaware corporation (the “Company”), listed on Exhibit A attached hereto (collectively, the “Stockholders”).
RECITALS
     WHEREAS, as of the date hereof, the Stockholders own, in the aggregate, 7,933,396 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”), of the Company, in the respective amounts set forth in Exhibit A (the “Share Interests”);
     WHEREAS, WRS has a direct economic interest in certain of the Shares and therefore wishes to facilitate the sale of the Shares; and
     WHEREAS, Buyer desires to purchase the Share Interests from each of the Stockholders, and each Stockholder desires to sell his, her or its Share Interest to Buyer.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and in reliance on the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “200-Day Moving Average” means the average of the Closing Prices of one share of Common Stock during the 200 consecutive Trading Days ending on the Trading Day prior to the applicable measurement date.
     “Action” means any administrative, regulatory, judicial or other proceeding by or before Governmental Entity.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (it being understood and agreed that, for purposes of this Agreement, neither the Company nor any of its subsidiaries shall be deemed an Affiliate of Buyer).
     “Board” means the Board of Directors of the Company.
     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.
     “Buyer Nominees” means the persons nominated by Buyer to be members of the Board.
     “Closing Prices” means: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that Trading Day; (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system; and (iii) for securities not listed or traded on any exchange, market or system, as determined in good faith by the Board in a resolution of such Board.
     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.
     “Material Adverse Effect” means any material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company.
     “Outside Date” means September 30, 2007, (a) as it may be extended by Buyer in its sole discretion, by written notice to the Stockholders, for up to two (2) consecutive six-month periods, provided Buyer is in compliance in all material respects with the provisions of this Agreement (including Sections 6.01 and 6.04), and (b) as it may be further extended by written agreement of the parties hereto.
     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Pro Rata Fraction” means, with respect to each Stockholder, the quotient obtained by dividing the total number of Shares sold by such Stockholder by the aggregate number of Shares sold by all Stockholders, pursuant to this Agreement.
     “Put Consideration” means (i) the Aggregate Cash Amount (including any interest and other amounts accrued thereon to the date of payment) and (ii) the cancellation and forgiveness in full of all Promissory Notes (including any interest and other amounts accrued thereon).
     “Put Exercise Notice” means a written notice from Buyer to the Stockholders exercising the Put Option.

          “Put Exercise Period” means the period commencing on the day immediately after the Outside Date and ending on the 30th day thereafter.
          “Put Option” means Buyer’s right and option to sell and transfer, and each Stockholder’s obligation to purchase and accept (in proportion to such Stockholder’s Share Interest), the Shares for aggregate consideration equal to the Put Consideration.
          “Representation Date” means the date on which the Representation Event occurs.
          “Representation Event” means the occurrence of all of the following: (a) a duly called and noticed special meeting of the Board shall have been duly held (or a duly executed unanimous written consent of the Board shall have been duly delivered to the Company) or a duly called and noticed special meeting of the stockholders of the Company shall have been held, in either case, to: (i) amend the by-laws of the Company to increase the number of directors from five to nine or such larger number as may be necessary to permit the Buyer Nominees to constitute a majority of the Board (including Michael Willis, who shall be proposed for election as Chairman of the Board following the election of the Buyer Nominees); and (ii) fill the newly created directorships thereby created with the Buyer Nominees; (b) the Company shall (if applicable) have filed with the SEC and delivered to the Company’s stockholders an information statement on Schedule 14F-1 in respect of the Representation Event, pursuant to Section 14(f) of the 1934 Act and Rule 14f-1 thereunder; and (c) the Buyer Nominees shall have been duly elected to, and constitute a majority of, the Board.
          “Sale Parties” means WRS and the Stockholders.
          “SEC” means the United States Securities and Exchange Commission.
          “Trading Day” means any day that the exchange, market or system on which the Common Stock is traded is open for trading
          Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2006 Form 10-K	4.02
Additional Buyer Sale Per Share Price	2.04(a)
Additional Average Per Share Price	2.04(b)
Agreement	Preamble
Aggregate Cash Amount	2.02(b)
Buyer	Preamble
Buyer Sale	2.04(a)
Claims	6.08
Closing	2.03
Closing Date	2.03
Common Stock	Recitals
Company	Preamble

Term	Section
Competing Business	6.07(a)
Confidential Information	6.05
Custody Agreement	2.02(b)
Encumbrance	3.04
Guaranty	2.02(d)
Indemnified Party	8.01(a)
Indemnified Party Action	8.01(b)
Indemnifying Party	8.01(a)
Losses	8.01(a)
Net Excess Consideration	2.04(a)
Option Closing	7.04(a)
Party Action	6.01(a)
Party Action Expenses	6.01(d)
Per Share Price	2.01
Pledge Agreement	2.02(b)
Promissory Note(s)	2.02(c)
Releasees	6.08
Representative	6.05
Restrictive Covenants	6.07(d)
Restricted Period	6.07(a)
Sale Period	2.04(a)
Sale Price	2.04(a)
Security Interest	2.02(b)
Share Interests	Recitals
Share Purchase	2.01
Shares	Recitals
Stockholders	Preamble
Third-Party Claim	8.01(b)
WRS	Preamble
ARTICLE 2
SALE AND PURCHASE OF SHARES
     Section 2.01. Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained herein, at the Closing, each Stockholder shall sell, grant, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Stockholder (free and clear of all Encumbrances), all of such Stockholder’s right, title and interest in and to his, her or its Share Interest (collectively, the “Share Purchase”), at a price per Share of $4.10 (the “Per Share Price”), payable as set forth in Section 2.02.
     Section 2.02. Deliveries by the Stockholders and Buyer. At the Closing:
     (a) Each Stockholder shall deliver to Buyer (i) one or more stock certificates evidencing such Stockholder’s Share Interest, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and otherwise satisfactory to Buyer and with any required stock transfer stamps attached, (ii) a receipt for such Stockholder’s Pro

Rata Fraction of the Aggregate Cash Amount, and (iii) duly executed counterparts of the Pledge Agreement and the Custody Agreement.
     (b) Buyer shall deliver an aggregate of $8,131,730.90 in cash (the “Aggregate Cash Amount”) by wire transfer in immediately available funds to a segregated interest-bearing account in the names of the Stockholders or their agent or designee (who shall be reasonable acceptable to Buyer), which account shall be designated in writing by the Stockholders or such agent or designee prior to the date hereof, and such account and all funds therein (including any interest and other amounts accrued thereon) shall be pledged by the Stockholders or such agent or designee to Buyer as a perfected first and only lien securing the performance by each Stockholder of his, her or its obligations in connection with the Put Option and Section 6.01(e) (the “Security Interest”), in accordance with the provisions of the Pledge and Security Agreement and the Custody Agreement attached hereto as Exhibit B (the “Pledge Agreement”) and Exhibit C (the “Custody Agreement”), respectively. Each of the Stockholders (or their agent or designee) and Buyer shall take, or cause to be taken, all appropriate action, do, or cause to be done, all things, and execute and deliver such further documents and instruments, as may be necessary, proper or advisable to carry out the foregoing, and as reasonably requested by Buyer or each Stockholder, as the case may be.
     (c) Buyer shall execute and deliver to each Stockholder a promissory note in the principal amount set forth opposite such Stockholder’s name on Exhibit A hereto and otherwise having the terms set forth in the form of promissory note attached hereto as Exhibit D (each a “Promissory Note” and, collectively, the “Promissory Notes”).
     (d) In furtherance of Buyer’s obligations under subsections (c) above, Buyer shall cause H.I.G. Capital Partners III, L.P. to execute and deliver a guaranty or guaranties of the principal and interest amounts owed by Buyer under each Promissory Note, in accordance with the form of Guaranty attached hereto as Exhibit E (collectively, the “Guaranty”).
     Section 2.03. Closing. The closing of the Share Purchase (the “Closing”) shall take place (a) at the offices of Greenberg Traurig, LLP, 1900 University Avenue, 5th Floor, East Palo Alto, California, at 10:00 a.m. local time, on the date hereof or (b) at such other place, date or time as may be mutually agreed upon in writing by the Stockholders and Buyer. The date of the Closing is referred to herein as the “Closing Date.”
     Section 2.04. Additional Consideration.
     (a) Buyer Sales. If during the period beginning on the Closing Date and ending on (and including) the date that is the first anniversary of the Closing Date (the “Sale Period”), Buyer shall sell all or any portion of the Shares in a sale transaction that results in Buyer receiving (within or after the Sale Period) cash consideration per Share in an amount that, after subtracting all fees, expenses and taxes arising from such Buyer Sale, is greater than the Per Share Price (such greater amount, the “Sale Price,” and any net amount in excess of the Per Share Price, the “Net Excess Consideration”) (a “Buyer Sale”), then Buyer shall promptly (but in no event later than 15 Business Days) after completion of such Buyer Sale pay to each Stockholder, by wire transfer in immediately available federal funds, an additional amount in cash equal to 20% of the Net Excess Consideration received by Buyer in the Buyer Sale (the “Additional Buyer Sale Per Share Price”), for each Share constituting such Stockholder’s Share

Interest; provided, however, that with respect to all Buyer Sales consummated during the Sale Period, the aggregate amount payable by Buyer to the Stockholders hereunder shall not exceed $3,570,028.20.
     (b) 200-Day Moving Average. If on the date that is the first anniversary of the Closing Date, the 200-Day Moving Average is equal to or greater than $5.25, then each Stockholder shall be entitled to an additional amount, if any (the “Additional Average Per Share Price”), equal to (i) $0.35 in cash for each Share constituting such Stockholder’s Share Interest (including any such Shares sold in any Buyer Sales), minus (ii) any Additional Buyer Sale Per Share Price paid in respect of such Share on or before the payment due date of the Additional Average Per Share Price. The Additional Average Per Share Price shall be paid by Buyer to the Stockholders within 15 Business Days after the later to occur of (i) the date that is the first anniversary of the Closing Date and (ii) the Representation Date. To the extent any Additional Buyer Sale Per Share Price payable in respect of any Shares, but not paid on or before the payment due date of the Additional Average Per Share Price, would have constituted an offset (but not below zero) of the Additional Average Per Share Price, had such Additional Buyer Sale Per Share Price been paid on or before such payment due date, it need not thereafter be paid pursuant to Section 2.04(a), but only to such extent.
     (c) Adjustments. All Share amounts and Share prices contained in this Section 2.04 shall be equitably adjusted to reflect any subdivisions or combinations (including by way of a stock split), stock dividend, reorganization, recapitalization or reclassification with respect to the Common Stock occurring (or for which a record date is established) after the date hereof.
     Section 2.05. Representation Event. If the Representation Event occurs on or before the Outside Date, then on such Representation Date, (a) each Promissory Note shall mature and the outstanding principal amount thereof (together with any interest and other amounts accrued thereon to the Representation Date), shall become payable by Buyer within 15 Business Days after the Representation Date (but in any event not earlier that April 30, 2007), in accordance with the terms thereof, (b) subject to the provisions of Section 6.01(e), the Security Interest will automatically be cancelled and cease to exist (and the parties hereto will promptly take all lawful action, including under the Pledge Agreement and the Custody Agreement, to cause the release of the Security Interest), and (c) the Put Option shall automatically expire and be terminated in accordance with its terms, without further action by the parties hereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder represents and warrants to Buyer, severally and not jointly, as follows:
     Section 3.01. Corporate Existence and Power. Each Stockholder (other than any Stockholder who is a natural person) is a corporation, trust or other entity duly incorporated, organized or otherwise formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or other formation, as the case may be, and has all requisite corporate, trust or other entity power and authority to execute, deliver and perform this Agreement, the Pledge Agreement and the Custody Agreement and to carry on its business as now conducted. Each Stockholder who is a natural person has all legal capacity under all applicable laws and regulations to execute, deliver and perform this Agreement, the Pledge Agreement and the Custody Agreement, no other action by such Stockholder being necessary therefor.
     Section 3.02. Due Authorization. The execution, delivery and performance by such Stockholder of this Agreement and any related agreement and the consummation by such Stockholder of the transactions contemplated hereby and thereby are within such Stockholder’s (as applicable) corporate, trust or other power and authority and have been duly authorized by all necessary corporate, trust or other action on the part of such Stockholder, no other action by such Stockholder being necessary therefor. Each Person that is a trustee executing this Agreement on behalf of a trust (that is a Stockholder) has been duly appointed to act on behalf of such trust, and has full power and authority under such trust, the agreement governing such trust, and applicable law to execute and deliver this Agreement and to perform his, her or its obligations hereunder on behalf of such trust. This Agreement and any related agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding agreement and obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting creditor rights generally, and (ii) as limited by laws relating to specific performance, injunctive relief or other equitable remedies.
     Section 3.03. Governmental Authorizations; Non-Contravention.
     (a) The execution, delivery and performance by such Stockholder of this Agreement and any related agreement and the consummation by such Stockholder of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with any applicable requirements of Section 4(2) of the 1933 Act and Sections 13(d) and 16(a) of the 1934 Act and the rules and regulations of the SEC promulgated thereunder, (ii) any other applicable securities or “blue sky” laws and (iii) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement.
     (b) The execution, delivery and performance by such Stockholder of this Agreement and any related agreement and the consummation by such Stockholder of the transactions contemplated hereby and thereby do not and will not: (i) (if applicable) conflict with or violate any provision of the organizational documents of such Stockholder; (ii) assuming compliance with the matters referred to in Section 3.03(a), contravene, conflict with, or result in a violation or breach of any provision of any applicable statute, law, regulation, rule, judgment, injunction, order, decree, ruling, charge, permit, license or other restriction of any Governmental Entity to which such Stockholder is subject or by which any of his, her or its assets or properties are bound, or (iii) contravene, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of such Stockholder’s Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument (including, in the case of any Stockholder that is a trust, such trust) or arrangement to which such Stockholder is a party or by which any of his, her or its assets or properties are bound.
     Section 3.04. Title to Shares. Such Stockholder (i) has good, valid and marketable title (subject only to transfer restrictions imposed by any applicable U.S. federal or state securities laws) to, and is the beneficial and record owner of, all of such Stockholder’s Shares, free and clear of any security interest, pledge, hypothecation, mortgage, lien (including tax liens), violation, charge, encumbrance, adverse claim, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (each, an “Encumbrance”) and (ii) has full legal rights and power to sell, transfer, convey and deliver such Stockholder’s Shares and to make the representations, warranties and covenants made by such Stockholder in this Agreement. Subject to the terms and conditions hereof, at the Closing, such Stockholder will deliver good, valid and marketable title to all such Shares, free and clear of any Encumbrance (other than any Encumbrance that may be created by, or imposed under, any agreement or instrument to which Buyer is a party, as a result of Buyer’s consummation of the transactions contemplated hereby). All of the Shares constituting such Stockholder’s Share Interest have been duly authorized, are validly issued, fully paid, and non-assessable, and none of such Shares were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable state law or the Company’s organizational documents. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments, or equity securities, securities exchangeable into or exercisable for such equity securities to which such Stockholder is a party or by which such Stockholder or its assets are bound or, to such Stockholder’s Knowledge, to which the Company is a party or by which the Company or its assets are bound, that could require such Stockholder to sell, transfer, or otherwise dispose of any portion of his, her or its Share Interest. There are no voting trusts or agreements, proxies, or other agreements or understandings to which such Stockholder is a party or by which such Stockholder or its assets are bound or, to such Stockholder’s Knowledge, to which the Company is a party or by which the Company or its assets are bound, with respect to the voting, sale or transfer (including agreements imposing transfer restrictions or preemptive rights, co-sale rights, right of first refusal, subscription or other similar right to purchase) or registration (pursuant to any federal or state securities laws) of such Stockholder’s Shares. Such Stockholder does not own beneficially or of record (and has not, during the 30 days immediately preceding the date hereof, purchased, acquired or accepted or committed or agreed to purchase, acquire or accept) any shares of capital stock or other equity securities of the Company or other securities exercisable for or convertible into shares of capital stock or equity securities of the Company, other than such Stockholder’s Share Interest.
     Section 3.05. Litigation. There is no Action pending or, to such Stockholder’s Knowledge, threatened, against such Stockholder or any of his, her or its Affiliates (excluding the Company and its subsidiaries) that (a) relates to any of such Stockholder’s Shares, or (b) seeks or is likely to prohibit or restrain the ability of such Stockholder to enter into this Agreement or any related agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending that was instituted by such Stockholder with respect to any of such Stockholder’s Shares, and such Stockholder has made no such claim or threatened to commence any such Action. There is no outstanding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Entity against such Stockholder or any of its Affiliates (excluding the Company and its subsidiaries) affecting any of such Stockholder’s Shares.
     Section 3.06. Transfer Taxes. At Closing, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of such Stockholder’s Share Interest pursuant to this Agreement shall have been fully paid or provided for by such Stockholder and all laws imposing such taxes shall have been fully complied with.
     Section 3.07. Finders’ Fees. Such Stockholder has no liability to pay any fees, commissions or other similar amounts to any investment banker, broker, finder or other intermediary in connection with the consummation of the transactions contemplated by this Agreement or any related agreement.
ARTICLE 4
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WRS
     WRS represents and warrants to Buyer as follows:
     Section 4.01. SEC Documents. To the Knowledge of WRS, (a) since October 28, 2004, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or the 1933 Act, and the rules and regulations of the SEC promulgated thereunder, and (b) all such filings, at the times of their respective filings, complied in all material respects with the requirements of the 1934 Act and 1933 Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of WRS, (i) as of the date hereof, 16,609,603 shares of Common Stock are issued and outstanding (subject to issuances since October 28, 2006 pursuant to the plans referred to in the following clause (ii)) and no other shares of capital stock of the Company are issued and outstanding, (ii) as of October 28, 2006, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments in respect of any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for any such shares other than (x) 417,000 shares of Common Stock issuable upon exercise of options outstanding under the Westaff, Inc. 1996 Stock Option/Stock Issuance Plan, as amended and restated, and (y) 1,500,000 shares of Common Stock reserved for issuance under the Westaff, Inc. 2006 Stock Incentive Plan, and (iii) since October 28, 2006, the Board has taken no action that has resulted or is reasonably expected to result in the issuance or reservation for issuance of any additional shares of Common Stock.
     Section 4.02. Liabilities. To the Knowledge of WRS, (a) (x) as of January 26, 2007, there were no material liabilities of the Company or its subsidiaries which were required to be disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (the “2006 Form 10-K”) in accordance with applicable securities laws and were not so disclosed, and (y) since January 26, 2007, no circumstance, event, occurrence, change, effect or liability has occurred or exists that the Company would be required to disclose on or before the date hereof in accordance with applicable securities laws, and (b) the execution and delivery of this Agreement or any related agreement and the consummation of the transactions contemplated hereby or thereby do not and will not (either alone or upon the occurrence of any additional or subsequent events) (x) contravene, conflict with, or result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, loan, credit or facility agreement, lease, sublease, license, permit, franchise or other contract, agreement, instrument or arrangement to which the Company or any of its subsidiaries is a party or by which any of its assets or properties are bound, (y) constitute an event under any employee benefit, stock option, stock purchase, stock incentive or other equity plan, program or arrangement, or any employment agreement or arrangement, to which the Company or any of its subsidiaries is a party or by which any of its assets or properties is bound, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its subsidiaries (including additional rights for any such employee to terminate his or her employment with the Company or such subsidiary), or (z) conflict with or violate any provision of the organizational documents of the Company. Notwithstanding the foregoing, the representations and warranties in Section 4.02(b) are qualified in their entirety by disclosures in the proxy materials in Schedule 14A of the Company filed with the SEC on March 13, 2006, the 2006 Form 10-K and any other publicly-available documents filed with the SEC after January 26, 2007 including any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company filed with the SEC after January 26, 2007 (and available on the EDGAR System).
     Section 4.03. Litigation. To the Knowledge of WRS, (a) there is no Action pending or threatened, against the Company or any of its subsidiaries that (i) relates to any Shares, or (ii) seeks or is likely to prohibit or restrain the ability of any Stockholder to enter into this Agreement or any related agreement or to consummate the transactions contemplated hereby or thereby, and (b) there is no outstanding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Entity against the Company or its subsidiaries affecting any of the Shares.
     Section 4.04. Finders’ Fees. To the Knowledge of WRS, neither the Company nor any of its subsidiaries has any liability to pay any fees, commissions or other similar amounts to any investment banker, broker, finder or other intermediary in connection with the consummation of the transactions contemplated by this Agreement or any related agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Stockholders as follows:
     Section 5.01. Corporate Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of

Delaware, and has all requisite limited liability company power and authority to execute, deliver and perform this Agreement, the Promissory Notes, the Pledge Agreement and the Custody Agreement and to carry on its business as now conducted.
     Section 5.02. Authorization. The execution, delivery and performance by Buyer of this Agreement and any related agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s limited liability company power and authority and have been duly authorized by all necessary limited liability company action on the part of Buyer, no other action by Buyer being necessary therefor. This Agreement and any related agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement and obligation of Buyer enforceable against Buyer in accordance with its terms, except (i) as limited by applicable bankruptcy insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting creditor rights generally, and (ii) as limited by laws relating to specific performance, injunctive relief or other equitable remedies.
     Section 5.03. Governmental Authorizations; Non-Contravention.
     (a) The execution, delivery and performance by Buyer of this Agreement and any related agreement and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with any applicable requirements of the 1933 Act and the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, (ii) any other applicable securities or “blue sky” laws and (iii) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
     (b) The execution, delivery and performance by Buyer of this Agreement and any related agreement and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the organizational documents of Buyer; (ii) assuming compliance with the matters referred to in Section 5.03(a), contravene, conflict with, or result in a violation or breach of any provision of any applicable statute, law, regulation, rule, judgment, injunction, order, decree, ruling, charge, permit, license or other restriction of any Governmental Entity to which Buyer is subject or by which any of its assets or properties are bound; or (iii) contravene, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party or by which any of its assets or properties are bound.
     Section 5.04. Finders’ Fees. Other than fees owed to Alarian (which Buyer has paid or shall pay), Buyer has no liability to pay any fees, commissions or other similar amounts to any investment banker, broker, finder or other intermediary in connection with the consummation of the transactions contemplated by this Agreement or any related agreement.

     Section 5.05. Investment Intent. Buyer is acquiring the Shares for its own account, solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution or resale thereof. Buyer is an “accredited investor” as such term is defined in Regulation D under the 1933 Act and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer acknowledges that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered, sold, pledged or otherwise transferred other than in compliance with the 1933 Act and applicable state securities laws, as then in effect, or pursuant to an exemption therefrom.
ARTICLE 6
POST-CLOSING COVENANTS OF BUYER AND THE STOCKHOLDERS
     The parties hereto agree that after the Closing Date:
     Section 6.01. Certain Filings; Further Assurances.
     (a) (a) Each of Buyer and the Sale Parties shall use his, her or its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (following the sale and purchase of the Shares pursuant to Section 2.01) and any related agreement (including causing the Representation Event to occur) as promptly as practicable, but in any event before the Outside Date, including to: (i) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders as may be required to be obtained or made by him, her or it in connection with the consummation of such other transactions contemplated by this Agreement or any related agreement; (ii) make all necessary filings and submissions with respect to this Agreement and any related agreement required under the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, and any other applicable federal or state securities laws, or any other applicable law; (iii) defend any Action challenging this Agreement or any related agreement or the transactions contemplated hereby, including by (A) bringing one or more Actions as may, in the reasonable judgment of Buyer, be necessary or advisable to cause the Representation Event to occur prior to the Outside Date, (B) defending one or more Actions to enjoin, temporarily restrain or otherwise challenge or invalidate (x) this Agreement or any related agreement or the actions taken, proposed to be taken or required to be taken by any party hereto in furtherance hereof or thereof or (y) the consummation of the Representation Event, (C) defending one or more Actions to enjoin, temporarily restrain or prevent the Representation Event from occurring prior to the Outside Date, and (D) bringing one or more Actions as may, in the reasonable judgment of Buyer, be necessary or advisable to cause the Company to register the transfer of the Shares from the Stockholders to Buyer (any Action described in this Section 6.01(a)(iii) being referred to in this Agreement as a “Party Action”)); and (iv) execute or deliver any additional instruments necessary to consummate such other transactions contemplated by, and to fully carry out the purposes of, this Agreement and any related agreements. Each of Buyer and the Sale Parties shall cooperate with the other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each of Buyer and the Sale Parties shall use their respective commercially reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation to the foregoing, from the date hereof until the later of the Representation Date and the Option Closing, with respect to any action taken at any meeting of stockholders of the Company (and at every adjournment or postponement thereof) or by written consent of the stockholders of the Company in lieu of a meeting, in each case, for which a record date is fixed as of a date prior to the Closing Date, each Stockholder shall vote its Share Interest as directed by Buyer and shall, if so requested by Buyer, promptly deliver to Buyer a proxy with respect to such Share Interest in the form and substance satisfactory to Buyer.
     (b) In connection with any matter contemplated by Section 6.01(a)(iii), each of Buyer and the Sale Parties shall, to the extent practicable and legally permissible, enter into a mutually acceptable joint defense agreement, cooperation agreement, common interest agreement (reflecting the parties’ common legal interest in the defense or prosecution of any Party Action) or similar agreement, so as to preserve all applicable claims of attorney-client privilege or work product immunity.
     (c) Buyer shall have the right to assume the prosecution or defense, as applicable, of any Party Action with counsel of its choice; provided, however, that the Sale Parties may retain separate counsel and participate in such prosecution or defense, at their sole cost and expense; and provided, further, that if Buyer does not reasonably promptly assume the prosecution or defense, as applicable, of such Party Action, or there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of Buyer for the same counsel to represent both Buyer and the Sale Parties, then the Sale Parties shall be entitled to retain their own counsel (up to one counsel for all Sale Parties).
     (d) Buyer, on the one hand, and the Sale Parties, on the other hand, shall share equally the fees, cost and expenses (including fees, cost and expenses of counsel appointed by Buyer or the Sale Parties pursuant to Section 6.01(c) (other than counsel appointed by the Sale Parties pursuant to the first proviso thereto)) reasonably incurred in prosecuting and defending, as applicable, any Party Action (collectively, the “Party Action Expenses”); provided, however, that Buyer, on the one hand, and the Sale Parties, on the other hand, shall be solely responsible for any and all fees (including attorney’s fees), cost and expenses reasonably incurred by Buyer and the Sale Parties, as applicable, in enforcing this Section 6.01(d) against the Sale Parties and Buyer, respectively; and provided, further, that the Sale Parties’ liability for Party Action Expenses hereunder shall not exceed (i) if the Option Closing shall have occurred, $250,000 in the aggregate, and (ii) in all other cases, $750,000 in the aggregate.
     (e) Buyer and the Stockholders agree that if, at the time principal and interest on any Promissory Note becomes due and payable in accordance with the terms thereof, the Sale Parties shall not have paid in full the Party Action Expenses for which they are responsible under Section 6.01(d) (and provided Buyer has paid in full the Party Action Expenses for which it is responsible under Section 6.01(d)), unless the Sale Parties pay such Party Action Expenses in full on or prior to date payment of principal and interest is made on such Promissory Note, Buyer shall be entitled to withdraw from the Stockholders’ account referred to in Section 2.02(b) an amount equal, in the aggregate to the amount of such unpaid Party Action Expenses, and shall use such withdrawn funds to pay such unpaid Party Action Expenses.
     Section 6.02. Notices of Certain Events. Each of Buyer and the Sale Parties shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby;
     (b) any notice or other communication from any Governmental Entity in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby; and
     (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting Buyer, any of the Sale Parties or any of their respective Affiliates that relate to this Agreement or any related agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 6.03. Purchase of Shares. From the date hereof until the first anniversary of the Closing Date, none of the Sale Parties shall, without Buyer’s prior written consent, directly or indirectly, purchase, acquire or accept any shares of capital stock of the Company or any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments in respect of such shares, or any securities convertible into or exchangeable or exercisable for such shares. None of the Sale Parties has taken and shall take, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock.
     Section 6.04. Representation Event. WRS shall not (without Buyer’s prior written consent) resign from the Board or his position as Chairman of the Board, and shall (and shall use his best efforts to cause the Stockholders to) take any and all lawful actions as are reasonably requested by Buyer to cause the Representation Event to occur prior to the Outside Date. Buyer shall (and shall use its best efforts to cause its Affiliates to) use commercially reasonable efforts to cause the Representation Event to occur prior to the Outside Date.
     Section 6.05. Confidentiality. Each of the Sale Parties agrees to, and shall cause his, her or its agents, representatives, Affiliates, employees, officers and directors (collectively, the “Representatives”) to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company or any of its subsidiaries (collectively, the “Confidential Information”) in the possession or control of such Sale Party or any of such Sale Party’s Representatives; (ii) in the event that a Sale Party or any of such Sale Party’s Representatives becomes legally compelled to disclose any Confidential Information, provide Buyer with prompt written notice of such requirement so that Buyer or the Company may seek a protective order or other remedy or waive compliance with this Section 6.05; (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.05, furnish only that portion of the Confidential Information that is legally required to be provided and exercise his, her or its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; and (iv) furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all Confidential Information then in the possession or control of such Sale Party or any of such Sale Party’s Representatives and destroy any and all additional copies then in the possession or control of such Sale Party or any of such Sale Party’s Representatives and any and all analyses, compilations, studies or other documents prepared, in whole or in part, on the basis of such Confidential Information (and certify such destruction in writing to Buyer). Notwithstanding the foregoing, each Sale Party and such Sale Party’s Representatives shall have no obligations under this Section 6.05 with respect to any information in the Confidential Information to the extent that such information (x) has been made public other than by acts of such Sale Party or such Sale Party’s Representatives in violation of this Agreement, (y) becomes available to the Sale Party or such Sale Party’s Representatives on a non-confidential basis from a source that is entitled to disclose such information on a non-confidential basis, or (z) such Sale Party can prove was independently developed by such Sale Party or such Sale Party’s Representatives without use of the Confidential Information.
     Section 6.06. Public Announcements. Immediately after the Closing, the parties hereto shall issue a joint press release in the form attached hereto as Exhibit F. Thereafter, none of the Sale Parties shall make, or cause to be made, any press release or public announcement or disclosure in respect of this Agreement or any related agreement or the transactions contemplated hereby or thereby without obtaining the prior written consent of Buyer; provided, however, that each party hereto may make any public disclosure it believes, with the advice of counsel, is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).
     Section 6.07. Non-Competition; No Solicitation.
     (a) During the period from the Closing until the earlier of either (i) the consummation of the Put Option in accordance with this Agreement (if any) or (ii) the third anniversary of the Closing Date (the “Restricted Period”), WRS shall, without the prior written consent of Buyer, engage, directly or indirectly, anywhere in the world in any business in competition with the business of the Company (a “Competing Business”) or, directly or indirectly, own any interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, in any capacity, any Person that is engaged in a Competing Business; provided, however, that, for purposes of this Section 6.07, ownership of securities having no more than one percent of the outstanding voting power of any such Person which are listed on any national securities exchange or over-the-counter markets or other public markets shall not in itself be deemed to be a violation of this Section 6.07.
     (b) As a separate and independent covenant, WRS agrees with Buyer that, during the Restricted Period, he shall not, without the prior written consent of Buyer, in any way, directly or indirectly, for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers or suppliers of the Company or any of its subsidiaries or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or such subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company or such subsidiary, or induce or attempt to induce any of them to leave the employ of or relationship with the Company or such subsidiary or violate the terms of their agreement or arrangements with the Company or such subsidiary.
     (c) WRS hereby acknowledges and agrees that: (i) he, she or it may have been given access to and is familiar with the Company and its subsidiaries’ trade secrets and with other Confidential Information; (ii) the Company would be irreparably damaged if he, she or it were to own any interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with a Competing Business and that any such competition would result in a significant loss of goodwill by the Company; (iii) the covenants and agreements set forth in this Section 6.07 were good and sufficient consideration for WRS and a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if WRS breached the provisions of this Section 6.07; (iv) the restrictions and covenants contained in this Section 6.07 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of the Company’s business and the value of the Shares being sold by each Stockholder hereunder; and (v) this Section 6.07 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement.
     (d) If, at the time of enforcement of the covenants contained in this Section 6.07 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. WRS has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s businesses and the substantial investment made by Buyer hereunder. WRS further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale by WRS of the Shares and not directly or indirectly in connection with WRS’s employment or other relationship with the Company.
     (e) If WRS breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or Buyer at law or in equity:
     (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause immediate and irreparable injury to Buyer and the Company and that money damages would not provide an adequate remedy to the Company, Buyer or any of their Affiliates, and that no posting of a bond or similar indemnity shall be required for any action by the Company, Buyer or any of their Affiliates for temporary or injunctive relief; and
     (ii) the right and remedy to require WRS to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.
     Section 6.08. Release. Effective as of the Closing and (if applicable) as of the Option Closing, each of the Sale Parties on his, her or its behalf, and (as applicable) on behalf of its officers, directors, trustees, successors and assigns, hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, the Company and its subsidiaries, and their respective predecessors, successors, assigns and present and former directors, officers, shareholders, employees, agents, attorneys, representatives and Affiliates (collectively, the “Releasees”) from, against and with respect to any and all actions, accounts, causes of action, complaints, charges, claims, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, liens, obligations, penalties, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, “Claims”), which such Sale Party and its officers, directors, trustees, successors and assigns, or anyone claiming through or under such Sale Party, ever had or now has, or may hereafter have or acquire, against the Releasees for or by reason of any matter, cause or thing whatsoever occurring at any time on or prior to the Closing and (if applicable) the Option Closing; provided, however, that this Section 6.08 shall not be construed to release the Releasees from any of their obligations under this Agreement, the Promissory Notes, the Guaranty or any other agreement provided for herein. Each of the Sale Parties represents and warrants that he, she or it has made no assignment or transfer of any of the Claims. Each of the Sale Parties irrevocably covenants to refrain from, directly or indirectly, asserting any Claims, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released by this Section 6.08. The release in this Section 6.08 may be pleaded by the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation hereof. In the event any Claims are brought or maintained by any Sale Party against the Releasees in violation of this Section 6.08, such Sale Party shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Releasees in defending same.
ARTICLE 7
PUT OPTION
     Section 7.01. Grant of Put Option. Buyer shall have the right to exercise the Put Option in respect of all, but not less than all, of the Shares at any time during the Put Exercise Period, on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, if Buyer shall be prevented from exercising the Put Option with respect to the Share Interest of one or more Stockholders by any stay (automatic or otherwise, including any automatic stay under any applicable bankruptcy law, statute or regulation) or otherwise as a result of the bankruptcy or insolvency of such Stockholder(s), or by any order, judgment, statute, rule, regulation or other legal impediment of any nature whatsoever (not procured by or on behalf of Buyer),, Buyer shall have the right to exercise the Put Option in respect of all, but not less than all, of the other Stockholders’ Shares, and the Put Exercise Period shall be extended for as long as necessary to allow Buyer to exercise the Put Option with respect to such Share Interests, and the Stockholders shall take or cause to be taken all appropriate action, do or cause to be done all things, and execute and deliver such further documents and instruments (including any amendments to this Agreement and any related agreement), as may be reasonably requested by Buyer to carry out the foregoing.
     Section 7.02. Limitation on Exercise. Notwithstanding Section 7.01, from and after the Representation Date, the Put Option shall automatically expire and be terminated without further action by the parties hereto.
     Section 7.03. Manner of Exercise. Buyer may exercise the Put Option by delivering the Put Exercise Notice to the Stockholders during the Put Exercise Period, in accordance with Section 9.01.
     Section 7.04. Closing of the Put Option. (a) The closing of the purchase and sale of the Shares pursuant to the Put Option (the “Option Closing”) shall be held at the offices of Greenberg Traurig LLP, The MetLife Building, 200 Park Avenue, New York, New York, at 10:00 a.m. local time, on a date agreed to by the Stockholders and Buyer but no later than 10 Business Days after delivery by Buyer to the Stockholders of the Put Exercise Notice. Upon the Option Closing, this Agreement shall terminate and cease to have any force and effect, except for the provisions of Section 6.01 relating to any Party Action or any Party Action Expenses, and Articles 8 and 9, which shall survive the Option Closing in accordance with their terms.
     (b) At the Option Closing: (i) Buyer shall deliver to each Stockholder (A) one or more stock certificates evidencing the Shares being sold to such Stockholder (in an amount equivalent to such Stockholder’s Share Interest) (free and clear of all Encumbrances), duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any required stock transfer stamps attached, and (B) a receipt for such Stockholder’s Pro Rata Fraction of the Aggregate Cash Amount; and (ii) each Stockholder shall deliver to Buyer (A) such Stockholder’s Pro Rata Fraction of the Aggregate Cash Amount, including all interest and other amounts accrued thereon, via wire transfer in immediately available funds to the account(s) specified by Buyer, and (B) evidence reasonably satisfactory to Buyer of the cancellation and forgiveness in full of such Stockholder’s Promissory Note (including any interest and other amounts accrued thereon).
     Section 7.05. Failure to Exercise Put Option. In the event Buyer fails to exercise the Put Option during the Put Exercise Period, at the expiration of the Put Exercise Period, (a) each Promissory Note shall mature and the outstanding principal amount thereof (together with any interest and other amounts accrued thereon to the expiration of the Put Exercise Period) shall become payable by Buyer within 15 Business Days after the expiration of the Put Exercise Period, in accordance with the terms thereof and (b) subject to the provisions of Section 6.01(e), the Security Interest will automatically be cancelled and cease to exist (and the parties hereto will promptly take all lawful action, including under the Pledge Agreement and the Custody Agreement, to cause the release of the Security Interest).

ARTICLE 8
INDEMNIFICATION
     Section 8.01. Indemnification.
     (a) Notwithstanding the provisions of Section 6.01, each Sale Party, severally and not jointly, on the one hand, and Buyer, on the other hand (the “Indemnifying Party”), shall indemnify and hold harmless the other (and such party’s officers, directors, employees, agents, successors, assigns and Affiliates, collectively, the “Indemnified Party”) against any losses, claims, damages, liabilities, actions, judgments, causes of action, costs or expenses, including interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Losses”) asserted against, resulting from, imposed upon or incurred or suffered by the Indemnified Party as a result of, arising out of or relating to (i) any violation or alleged violation by the such Sale Party (in any capacity, including any capacity such Sale Party may have as an officer, director, trustee or equivalent thereof of the Company or any Affiliate of the Company), or Buyer, as the case may be, in each case, in connection with this Agreement or any related agreement or the transaction contemplated hereby or thereby, of any applicable local, state or federal law, statute, rule or regulation, or (ii) any breach by the Indemnifying Party of his, her or its representations, warranties, covenants or agreements contained in this Agreement.
     (b) If any Indemnified Party receives notice from any third party with respect to any matter (a “Third-Party Claim”) or brings one or more Party Actions (an “Indemnified Party Action”) that may give rise to a claim for indemnification against the Indemnifying Party under Section 8.01(a), then the Indemnified Party shall promptly (but in any event no later than 45 days thereafter) notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Section 8.01(b) unless (and then solely to the extent that) the Indemnifying Party is thereby materially prejudiced.
     (c) The Indemnifying Party shall have the right (except as set forth in Section 8.01(d)) to assume the defense of the Third-Party Claim with counsel of its choice, who shall be satisfactory to the Indemnified Party, at any time within 15 days after the Indemnified Party has given notice to the Indemnifying Party of the Third-Party Claim; provided, however, that the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; and provided, further, that if the Indemnifying Party does not timely assume the defense of such Third-Party Claim, or there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or if Section 8.01(d)(i) or (iii) applies, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the sole cost and expense of the Indemnifying Party. The Indemnifying Party shall not be entitled to require that any Action be brought against any other Person before action is brought against it hereunder by the Indemnified Party, but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third-Party Claim.

     (d) The Indemnifying Party shall not be entitled to assume (but shall be entitled to participate at its sole cost and expense in the defense of or, in the case of an Indemnified Party Action, the prosecution and defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim or the prosecution and defense of an Indemnified Party Action, as applicable (i) if, prior thereto, the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party hereunder, (ii) under the circumstances described under the second proviso to Section 8.01(c), or (iii) in the case of an Indemnified Party Action or, in any event, to the extent the Third-Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, in the reasonable judgment of the Indemnified, Party, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.
     (e) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.01(c) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all liabilities in respect of such Third-Party Claim, except with the prior written consent of the Indemnified Party (not to be unreasonably withheld), and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), unless the Indemnifying Party has failed or refused to assist the Indemnified Party in the defense of such Third-Party Claim.
     (f) The Indemnifying Party shall reimburse the Indemnified Party for his, her or its legal and other fees, costs expenses (including the cost of any investigation or preparation) as and when bills are received or expenses are incurred in advance of the final disposition of the Third-Party Claim or Indemnified Party Action, as applicable.
     (g) The representations and warranties contained in this Agreement shall survive the Closing; provided, however, that the representations and warranties of WRS in Article 4 shall terminate 18 months after the Closing Date.
     (h) Each of the Sale Parties and Buyer to the fullest extent permitted by law, irrevocably waives any rights that it may have to incidental, consequential or special (including punitive or multiple) damages based upon, or arising out of, this Agreement or any related agreement or any course of conduct, course of dealing, statements or actions of any of them relating hereto or thereto, and the term “Losses” in Section 8.1(a) shall not include any such damages.
     (i) The Indemnifying Party’s liability for Losses incurred by the Indemnified Party under Section 8.01(a)(ii) (other than breaches of any of (x) the covenants and agreements contained in this Agreement and (y) the representations and warranties set forth, in the case of the Stockholders, in Sections 3.01, 3.02, 3.04, 3.06 or 3.08, and, in the case of Buyer, in Sections 5.01, 5.02 or 5.04), shall not exceed, in the case of each Stockholder, the amount of proceeds received by such Stockholder as consideration for the sale hereunder of such Stockholder’s Share Interest, and, in the case of Buyer, $8.0 million in the aggregate.

     (j) EXCEPT AS SET FORTH IN ARTICLES 3 AND 4, EACH OF THE STOCKHOLDERS AND WRS (WITH RESPECT TO ARTICLE 4) MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENTS MADE BY OR ON BEHALF OF THE STOCKHOLDERS OR WRS (WITH RESPECT TO ARTICLE 4), OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES 3 AND 4, RESPECTIVELY.
ARTICLE 9
MISCELLANEOUS
     Section 9.01. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the applicable party to whom it is directed at the addresses indicated below:
if to Buyer, to:
DelStaff, LLC
855 Boylston Street — 11th Floor
Boston, Massachusetts 02116
Attention: John Black
                  Mike Phillips
Fax: (617) 262-1505
and
H.I.G. Capital, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, FL 33131
Attention: Richard H. Siegel, Esq.
Fax: (305) 500-3198
with a copy to (which copy shall not constitute notice to Buyer):
Greenberg Traurig, LLP
77 West Wacker Drive
Chicago, Illinois 60601
Attention: Paul Quinn
Fax: (312) 899-0333
and
Greenberg Traurig, LLP
The MetLife Building

200 Park Avenue
New York, NY 10166
Attention: Lorenzo Borgogni
Fax: (212) 805-5595
if to any Stockholder:
At the address(es) of such Stockholder set forth on Exhibit A to this Agreement if to WRS, to:
W. Robert Stover
120 Wildwood Gardens
Piedmont, CA 94611
Fax: (925) 944-6619
with a copy to (which copy shall not constitute notice to WRS):
Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, California 94303
Attention: Bartley Deamer
Fax: (650) 849-4800
or, as to each of the foregoing, at such other address as shall be designated by such party in a written notice to other parties complying as to delivery with the terms of this Section 9.01. Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five (5) days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the day of actual delivery by the courier.
     Section 9.02. Amendments; No Waivers.
     (a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 9.03. Expenses. Except as otherwise expressly provided herein or in any related agreement, the parties hereto agree to pay their respective fees and expenses (including all fees and expenses of legal counsel and advisor fees) in connection with this Agreement and any related agreement and the transactions contemplated hereby and thereby.

     Section 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, however, that Buyer may, without the consent of any of the other parties hereto (a) (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, and (b) assign its rights and obligations pursuant to this Agreement, including its rights and obligations under the Security Interest, in whole or in part, in connection with any sale, transfer or other disposition of all or any portion of the Shares in any form of transaction or to its lenders providing financing for the purchase of the Shares. Notwithstanding the foregoing, in any and all of the cases described in clauses (a) and (b) of this Section 9.04, Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.
     Section 9.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 9.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement and any related agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party
     Section 9.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.08. Counterparts; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or e-mail, shall be treated in all manner and respects as an original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail as a defense to the formation or enforceability of a contact and each such party forever waives any such defense. Except as set forth in Article 8, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     Section 9.09. Entire Agreement. This Agreement (and all exhibits and schedules hereto), the Pledge Agreement, the Custody Agreement, the Promissory Notes and the Guaranty constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
     Section 9.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or any related agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 9.12. Remedies. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. In furtherance and not in limitation of the provisions of Section 6.07(e), the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.13. Interpretation.
     (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to “Knowledge” of WRS, a Stockholder or a Sale Party, or words of similar import, shall mean, unless otherwise expressly specified, the actual knowledge of WRS, such Stockholder or Sale Party, as applicable.
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed, or caused to be duly executed by their respective authorized officers, this Stock Purchase Agreement as of the day and year first above written.

DELLSTAFF, LLC
By:	/s/ John Black
	Name:	John Black
Its: Manager

STOVER REVOCABLE TRUST DATED NOVEMBER 16, 1988, AS AMENDED
By:	/s/ W. Robert Stover
	Name:	W. Robert Stover
	Title:	Co-Trustee

W. ROBERT STOVER
/s/ W. Robert Stover

THE STOVER FOUNDATION
By:	/s/ W. Robert Stover
	Name:	W. Robert Stover
	Title:	Vice President, Treasurer and Director

STOVER 1999 CHARITABLE REMAINDER UNITRUST DATED 4/21/99
By:	/s/ W. Robert Stover
	Name:	W. Robert Stover
	Title:	Co-Trustee

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

AMY STOVER NEWTON
/s/ Amy Stover Newton

STEVEN STOVER
/s/ Stephen Stover

SUSAN STOVER

/s/ Susan Stover

/s/ Susan Stover
SUSAN J. STOVER, AS CO-TRUSTEE OF THE SUSAN J. STOVER GST IRREVOCABLE TRUST
U.S. BANK, AS CO-TRUSTEE OF THE SUSAN J. STOVER GST IRREVOCABLE TRUST

By:	/s/ Joyce M. Cutler
	Name:	Joyce M. Cutler
	Title:	VP and Trust Relationship Manager

/s/ Stephen Stover
STEPHEN R. STOVER, AS CO-TRUSTEE OF THE STEPHEN R. STOVER IRREVOCABLE TRUST AS AMENDED 3/28/96

WAYNESBURG COLLEGE
By:	/s/ Roy R. Barnhart
	Name:	Roy R. Barnhart
	Title:	Vice President for Business and Finance

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

PRESBYTERIAN LAY COMMITTEE, INC.
By:	/s/ Stephen G. Brown
	Name:	Stephen G. Brown
	Title:	Chairman of Board

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A
STOCKHOLDERS

	Number of	Principal Amount of
Name of Stockholder; Address	Shares Held	Promissory Note
Stover Revocable Trust dated 11/16/98 as amended;	3,246,536	$9,983,098.20
c/o W. Robert Stover
298 North Wiget Lane
Walnut Creek, California 94598

The Stover Foundation;	40,600	$124,845.00
c/o W. Robert Stover
298 North Wiget Lane
Walnut Creek, CA 94598

Stover 1999 Charitable Remainder Unitrust dated 4/21/99	3,057,546	$9,401,953.94
c/o W. Robert Stover
298 North Wiget Lane
Walnut Creek, California 94598

Amy Stover-Newton;	106,560	$327,672.00
3808 Agape Lane
Austin, TX 78735

Stephen R. Stover;	541,144	$1,664,017.80
17 Daniel Street
Portsmouth, NH 03801

Susan J. Stover;	573,435	$1,763,312.63
18269 35th Avenue
Seattle, WA 98155

Susan J Stover GST Irrevocable Trust	136,468	$419,639.10

c/o Susan J. Stover (co-trustee)
18269 35th Avenue
Seattle, WA 98155

c/o U.S. Bank (co-trustee)
Attn: Joyce M. Cutler/Craig Korthase
18269 35th Avenue
Seattle, WA 98155

The Stephen R. Stover Irrevocable Trust as amended 3/28/96	100,211	$308,148.83

c/o Stephen R. Stover (co-trustee)
17 Daniel Street
Portsmouth, NH 03801

c/o iCapital LLC
Attn: Cheryl Lovelace
One Harbour Place, Suite 115
Portsmouth, NH 03801

Waynesburg College;	105,356	$323,969.70
51 W. College Street
Waynesburg PA 15370-1222
Attn: Roy Barnhart, VP Business & Finance

Presbyterian Lay Committee, Inc.;	25,540	$78,535.50
PO Box 2210
136 Tremont Park Drive
Lenoir, NC 28645
Attn: Angela Treadway, Director of Operations/Controller

TOTAL:	7,933,396	$24,395,192.70